Exhibit 99

News release	Anthem, Inc. 120 Monument Circle Indianapolis, IN 46204 Tel 317 488-6390 Fax 317 488-6460

Anthem®

Anthem, Inc. Reports Strong First Quarter Results

•	Same-store enrollment has grown by 798,000 members, or 10 percent over March 2002

•	Administrative expense ratio improved 60 basis points, to 17.8 percent

•	Benefit expense ratio improved 230 basis points, to 82.2 percent

•	Adjusted net income per share increased 27 percent

•	Full year 2003 adjusted net income is expected to reach $5.00—$5.05 per share

Indianapolis, IN – April 30, 2003 – Anthem, Inc. (NYSE: ATH) today reported net income for the first quarter of 2003 increased to $191.7 million, or $1.36 per share, compared with net income of $99.8 million, or $0.95 per share, for the first quarter of 2002. Excluding net realized gains in both periods and the positive impact on earnings from the previously disclosed resolution of a litigation matter, adjusted net income for the first quarter of 2003 increased to $1.18 per share, or 27 percent, compared with adjusted net income of $0.93 per share for the first quarter of 2002.

“Our Company demonstrated many achievements during the first quarter of 2003, as membership gains, operating revenue, operating margin, and earnings per share all reached record levels,” said Larry C. Glasscock, president and chief executive officer of Anthem, Inc.

“Results such as these are directly attributable to our ability to deliver outstanding value to our customers. We intend to continually improve upon our products to better meet the needs of our customers and to sustain our already strong focus on providing distinctive customer service,” added Glasscock.

Consolidated Highlights

•	Membership: Medical enrollment exceeded 11.5 million members at March 31, 2003, representing a 41 percent increase compared with the first quarter of 2002, or a 10 percent increase excluding the July 31, 2002 acquisition of Trigon. In addition, enrollment increased by 483,000 members, or 4 percent, since December 31, 2002, as membership gains were achieved in every region. The primary driver of growth for both periods was National Accounts business, while strong membership retention rates were maintained in each region.

•	Operating Revenue: Operating revenue increased to $4.0 billion compared with $2.7 billion in the first quarter of 2002. The growth was primarily attributable to the acquisition of Trigon, disciplined pricing, and solid membership growth. Excluding the impact of the acquisition, operating revenue grew by 13 percent, to $3.1 billion, compared with the first quarter of 2002.

•	Operating Margin: Operating margin reached 6.5 percent in the first quarter, as operating gain increased 147 percent, to $262.9 million, compared with the first quarter of 2002. Excluding results from the Trigon acquisition and a $24.5 million pre-tax benefit resulting from the resolution of a litigation matter, operating margin reached 5.4 percent and operating gain increased to $168.1 million, or 58 percent over the first quarter of 2002. The improvement was driven by enrollment growth, disciplined pricing, and lower than anticipated medical costs, with Local Large and Small Group businesses contributing most significantly to the earnings improvement.

•	Benefit Expense: The benefit expense ratio improved by 230 basis points, to 82.2 percent, compared with 84.5 percent in the first quarter of 2002. About 60 basis points of the improvement was attributed to the resolution of the litigation mentioned above, about 30 basis points due to the Trigon acquisition, and the remainder due to disciplined pricing, lower than anticipated medical costs, and changes in business mix.
•	Premium and Cost Trends: Commercial premium yields increased by approximately 13 percent, while commercial medical costs increased by approximately 11 percent during the 12-month period ended March 31, 2003. Medical cost increases were driven primarily by increased member utilization and higher fees for physician services and outpatient facility care.
•	Administrative Expense: The administrative expense ratio in the first quarter reached a record low of 17.8 percent, compared with 18.4 percent in the first quarter of 2002. The 60 basis point improvement reflected disciplined focus on containing administrative expenses over a larger membership base.
•	Cash Flow: Cash flow from operations reached $249.0 million in the quarter, or 1.3 times net income.
•	Days in Claims Payable: Days in claims payable remained relatively stable at 56.7 days, compared with 57.0 days at December 31, 2002. Unpaid life, accident, and health liabilities increased by 7 percent compared with December 31, 2002 and there were no unusual prior year reserve developments impacting results in the quarter. Reserves have been consistently and conservatively recorded.
•	Share Repurchase Program: During the quarter, 1.6 million shares were repurchased for $91 million at an average price of $57.44.

Operating Segment Highlights—First Quarter 2003

Midwest Segment Highlights

The Midwest segment is comprised of health benefit and related business for members in Indiana, Kentucky and Ohio.

($ in Millions)	Three Months Ended March 31
	2003	2002	Change

Operating Revenue	$1,622.1	$1,451.8	12%
Operating Gain	$110.6	$54.1	104%
Operating Margin	6.8%	3.7%	310 bp
Membership (in 000s)	5,498	5,070	8%

•	Operating gain was more than double the prior year’s first quarter. The improvement includes a $24.5 million impact from the resolution of the litigation mentioned above. The remaining 59 percent improvement in operating gain was driven primarily by disciplined pricing and lower than anticipated medical costs. Local Large and Small Group businesses contributed most significantly to the growth in earnings.

•	Enrollment increased by 428,000 members, or 8 percent, compared with March 31, 2002, primarily due to membership gains in National Accounts, followed by Local Large Group and Individual businesses. Since December 31, 2002, enrollment grew by 5 percent, or 264,000 members, driven by membership gains in National Accounts and Individual businesses.

East Segment Highlights

The East segment is comprised of health benefit and related business for members in Connecticut, New Hampshire and Maine.

($ in Millions)	Three Months Ended March 31
	2003	2002	Change
Operating Revenue	$1,109.5	$985.3	13%
Operating Gain	$ 62.9	$ 42.2	49%
Operating Margin	5.7%	4.3%	140 bp
Membership (in 000s)	2,582	2,292	13%

•	Operating gain improved 49 percent compared with the first quarter of 2002 and operating margin improved 140 basis points. The improvement was primarily driven by disciplined pricing and particularly strong results in Local Large Group business.

•	Membership increased by 13 percent since March 31, 2002, primarily due to growth in National Accounts and Local Large Group businesses. Since December 31, 2002, enrollment increased by 148,000 members, or 6 percent, primarily due to growth in National Accounts business.

West Segment Highlights

The West segment is comprised of health benefit and related business for members in Colorado and Nevada.

($ in Millions)	Three Months Ended March 31
	2003	2002	Change
Operating Revenue	$253.0	$221.2	14%
Operating Gain	$ 25.9	$ 7.5	245%
Operating Margin	10.2%	3.4%	680 bp
Membership (in 000s)	889	809	10%

•	Operating gain improved by $18.4 million compared with the first quarter of 2002. The improvement was primarily due to disciplined pricing, with Small and Local Large Group businesses contributing most significantly to the growth in earnings. The improvement was also impacted by a $6.3 million reduction of a liability for a large case-specific claim, which was resolved in April of 2003. Excluding this item, operating gain improved 161 percent compared with the first quarter of 2002.

•	Membership increased 10 percent compared with March 31, 2002, primarily due to growth in National Accounts and Individual businesses. National Accounts membership gains also drove the 6 percent membership growth since December 31, 2002.

Southeast Segment Highlights

On July 31, 2002 Anthem acquired Trigon Healthcare, Inc., establishing a new Southeast geographic segment. The results of operations since its purchase are included in consolidated results. The Southeast segment is comprised of health benefit and related business for members in Virginia, excluding the immediate suburbs of Washington, D.C.

($ in Millions)	Three Months Ended March 31
	2003	2002*	Change
Operating Revenue	$913.4	$826.0	11%
Operating Gain	$70.3	$40.4	74%
Operating Margin	7.7%	4.9%	280 bp
Membership (in 000s)	2,567	2,474	4%

*Represents	pre-merger results, reclassified to Anthem’s presentation format, which are shown for comparative purposes only.

•	If Anthem had owned Trigon for the three months ended March 2002, operating gain in the first quarter of 2003 would have represented a 74 percent improvement over results reported for the prior year’s first quarter. The combination of disciplined pricing and lower than anticipated medical costs contributed to the growth in operating gain. Small and Local Large Group businesses contributed most significantly to the improvement.

•	National Accounts sales largely drove membership growth of 4 percent compared with March 31, 2002 and 1 percent compared with December 31, 2002.

Specialty Segment Highlights

The Specialty segment includes pharmacy benefit management, group life, dental, behavioral health, and vision operations of the Company.

($ in Millions)	Three Months Ended March 31
	2003	2002	Change
Operating Revenue	$159.6	$120.1	33%
Operating Gain	$12.9	$12.4	4%
Operating Margin	8.1%	10.3%	(220	) bp

•	Operating gain increased 4 percent compared with the first quarter of 2002, primarily due to increased mail order prescription volume and margin expansion from increased generic drug penetration at Anthem Prescription Management (APM). Improved results in the life businesses also contributed to the growth, which was modestly offset by continued start-up and integration expenses associated with the behavioral health, vision and dental operations. Margin expansion is expected to resume after the second quarter of 2003.

•	APM’s membership was nearly 4.9 million at March 31, 2003, a 13 percent increase over the same period in 2002. The Company also previously announced that it will gain almost 1.7 million members as it converts the Southeast region’s pharmacy management business to APM in late 2003 and early 2004.

•	Mail order prescription volume reached nearly 651,000 scripts, increasing 21 percent compared with the prior year’s quarter.

Other Segment Highlights

The Other segment includes AdminaStar Federal, a subsidiary that administers Medicare programs, inter-segment revenue and expense eliminations, and corporate expenses not allocated to operating segments.

($ in Millions)	Three Months Ended March 31
	2003	2002	Change
Operating Loss	($19.7)	($9.6)	(105%)

•	Operating loss was higher in the first quarter of 2003 compared with the same period in 2002, primarily due to timing differences related to the allocation of technology expenses.

Earnings Outlook

•	The Company announced on April 17, 2003 that its adjusted net income expectations for full year 2003 had increased to $5.00 to $5.05 per share, from $4.75 to $4.85 per share, based on 141 to 142 million weighted average shares.

•	The Company’s adjusted net income in the second quarter of 2003 is expected to reach $1.20 to $1.25 per share based on 141 to 142 million weighted average shares.

Anthem’s Basis of Presentation

1.	All income per share amounts are on a diluted basis.

2.	Operating revenue is defined as premiums plus administrative fees and other revenue.

3.	Operating gain is defined as operating revenue less benefit expense and administrative expense. Net investment income, net realized gains on investments, interest expense, amortization of intangible assets, income tax expense, and minority interest are not included.

4.	On July 31, 2002 Anthem acquired Trigon Healthcare, Inc., creating a new Southeast segment. Results of operations since the purchase date have been included in consolidated results. Same-store discussions throughout this presentation exclude the impact of the Trigon acquisition.

5.	Historical financial results and membership for the Southeast segment have been reclassified into a reporting format consistent with Anthem’s presentation format and can be found at www.anthem.com.

Reconciliation of Non-GAAP Financial Measures

In this news release, the Company used non-GAAP (generally accepted accounting principles) financial measures entitled “adjusted net income” and “adjusted net income per share”. The Company’s management believes that excluding events and items not resulting from our business operations, such as realized gains or losses on investments, provides a more accurate accounting of underlying earnings trends from operations. Included below are reconciliations to the most directly comparable GAAP financial measures.

($ In Millions, Except Per Share Data)	Three Months Ended March 31
	2003	2002
GAAP net income	$191.7	$99.8
Less: net realized gains on investments (net of tax)	8.4	2.1
Less: resolution of litigation (net of tax)	15.9	—

Adjusted net income	$167.4	$97.7

GAAP net income per diluted share	$1.36	$0.95
Less: net realized gains on investments (net of tax)	0.07	0.02
Less: resolution of litigation (net of tax)	0.11	—

Adjusted net income per diluted share	$1.18	$0.93

	Projected
	Second Quarter 2003	Full Year 2003
GAAP projected net income per diluted share	$1.20 –$1.25	$5.18 – $5.23
Less: net realized gains on investments (net of tax)	—	0.07
Less: resolution of litigation (net of tax)	—	0.11

Adjusted net income per diluted share	$1.20 –$1.25	$5.00 –$5.05

About Anthem

Anthem, Inc. is an Indiana-domiciled publicly traded company that, through its subsidiary companies, provides health care benefits to more than 11.5 million people. Anthem is the fifth largest publicly traded health benefits company in the United States and an independent licensee of the Blue Cross and Blue Shield Association. Anthem is the Blue Cross and Blue Shield licensee for Indiana, Kentucky, Ohio, Connecticut, New Hampshire, Colorado, Nevada, Maine and Virginia, excluding the immediate suburbs of Washington, D.C. As of March 31, 2003, Anthem had assets of $12.5 billion and full year 2002 revenue of $13.3 billion. More information about Anthem is available at www.anthem.com.

Conference Call and Webcast

The investment community and general public are invited to participate in a conference call and live webcast that will be held on Wednesday, April 30, 2003, at 8:30 a.m. Eastern Daylight Time (EDT). The conference call can be accessed at Anthem’s web site, www.anthem.com under Investor Relations. Please visit the website at least 15 minutes in advance.

Safe Harbor Statement Under the

Private Securities Litigation Reform Act of 1995

This press release contains certain forward-looking information about Anthem, Inc. (“Anthem”), that is intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts. Words such as “expect(s)”, “feel(s)”, “believe(s)”, “will”, “may”, “anticipate(s)” and similar expressions are intended to identify forward-looking statements. These statements include, but are not limited to, financial projections and estimates and their underlying assumptions; statements regarding plans, objectives and expectations with respect to future operations, products and services; and statements regarding future performance. Such statements are subject to certain risks and uncertainties, many of which are difficult to predict and generally beyond the control of Anthem, that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. These risks and uncertainties include: those discussed and identified in public filings with the Securities and Exchange Commission (“SEC”) made by Anthem; trends in health care costs and utilization rates; our ability to secure sufficient premium rate increases; competitor pricing below market trends of increasing costs; increased government regulation of health benefits and managed care; significant acquisitions or divestitures by major competitors; introduction and utilization of new prescription drugs and technology; a downgrade in our financial strength ratings; an increased level of debt; litigation targeted at health benefits companies; our ability to contract with providers consistent with past practice; our ability to achieve expected synergies and operating efficiencies in our acquisition of Trigon Healthcare, Inc. and to successfully integrate our operations; and general economic downturns. You are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof. Anthem does not undertake any obligation to republish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. You are also urged to carefully review and consider the various disclosures in Anthem’s various SEC filings, including but not limited to Anthem’s Annual Report on Form 10-K for the year ended December 31, 2002.

Contacts: Investor Relations	Media
Tami Durle, 317-488-6390	Ed West, 317-488-6100
tami.durle@anthem.com	edward.west@anthem.com

Anthem, Inc.

Membership Summary

March 31, 2003 vs. March 31, 2002

	Total March 2003	Southeast	Same-Store March 2003	Total March 2002	% Change
(In Thousands) Customer Type					Total	Same-Store
Local Large Group	3,836	933	2,903	2,792	37%	4%
Small Group	1,180	339	841	811	45%	4%
Individual	1,120	293	827	730	53%	13%
National Accounts(1)	4,388	699	3,689	3,163	39%	17%
Medicare + Choice	99	—	99	101	(2%)	(2%)
Federal Employee Program	702	234	468	449	56%	4%
Medicaid	211	69	142	125	69%	14%

Total	11,536	2,567	8,969	8,171	41%	10%

Funding Arrangement
Self-Funded	6,142	1,196	4,946	4,294	43%	15%
Fully Insured	5,394	1,371	4,023	3,877	39%	4%

Total	11,536	2,567	8,969	8,171	41%	10%

(1)	Includes 2,683 BlueCard members as of March 31, 2003 (including 339 from the Southeast) and 1,933 as of March 31, 2002.

Anthem, Inc.

Membership Summary

March 31, 2003 vs. December 31, 2002

(In Thousands) Customer Type	March 2003	December 2002	% Change
Local Large Group	3,836	3,867	(1%)
Small Group	1,180	1,168	1%
Individual	1,120	1,084	3%
National Accounts(1)	4,388	3,951	11%
Medicare + Choice	99	103	(4%)
Federal Employee Program	702	677	4%
Medicaid	211	203	4%

Total	11,536	11,053	4%

Funding Arrangement
Self-Funded	6,142	5,617	9%
Fully Insured	5,394	5,436	(1%)

Total	11,536	11,053	4%

(1)	Includes 2,683 BlueCard members as of March 31, 2003 and 2,419 as of December 31, 2002.

Anthem, Inc.

Consolidated Statements of Income

(Unaudited)

($ In Millions, Except Per Share Data)	Three Months Ended March 31

	2003	2002	% Change
Premiums	$3,695.7	$2,529.5	46%
Administrative fees	292.1	201.0	45%
Other revenue	28.1	18.1	55%

Total operating revenue	4,015.9	2,748.6	46%
Benefit expense	3,036.6	2,136.4	42%
Administrative expense	716.4	505.6	42%

Total operating expense	3,753.0	2,642.0	42%

Operating gain	262.9	106.6	147%
Net investment income	71.5	60.5	18%
Net realized gains on investments	12.9	3.3	—
Interest expense	32.9	17.6	87%
Amortization of intangible assets	11.9	3.3	—

Income before income taxes and minority interest	302.5	149.5	102%
Income taxes	109.8	49.2	123%
Minority interest	1.0	0.5	100%

GAAP net income	$191.7	$99.8	92%

Less: net realized gains on investments (net of tax)	8.4	2.1	—
Less: resolution of litigation (net of tax)	15.9	—	—

Adjusted net income	$167.4	$97.7	71%

GAAP net income per diluted share	$1.36	$0.95	43%
Less: net realized gains on investments (net of tax)	0.07	0.02	—
Less: resolution of litigation (net of tax)	0.11	—	—

Adjusted net income per diluted share	$1.18	$0.93	27%

Diluted shares (in millions)	141.3	104.8	35%

Benefit expense ratio	82.2%	84.5%	(230)bp
Administrative expense ratio calculated using total operating revenue	17.8%	18.4%	(60) bp
Operating margin	6.5%	3.9%	260 bp

Anthem, Inc.

Consolidated Balance Sheets

	March 31,	December 31,
($ In Millions)	2003	2002
	(Unaudited)
Assets
Current assets:
Investments available-for-sale, at fair value	$6,394.1	$5,948.1
Cash and cash equivalents	463.9	694.9
Receivables, net	1,196.3	1,161.5
Other current assets	68.8	72.0

Total current assets	8,123.1	7,876.5
Property and equipment, net	519.9	537.4
Goodwill and other intangible assets	3,746.7	3,759.5
Other noncurrent assets	117.2	119.7

Total assets	$12,506.9	$12,293.1

Liabilities and shareholders’ equity
Liabilities
Current liabilities:
Policy liabilities:
Unpaid life, accident and health claims	$1,947.1	$1,826.0
Future policy benefits	349.5	344.7
Other policyholder liabilities	419.3	497.3

Total policy liabilities	2,715.9	2,668.0
Unearned income	328.5	326.6
Accounts payable and accrued expenses	356.5	471.8
Bank overdrafts	383.9	357.9
Income taxes payable	110.9	109.8
Other current liabilities	716.0	514.8

Total current liabilities	4,611.7	4,448.9
Long term debt, less current portion	1,660.3	1,659.4
Retirement benefits	51.4	50.6
Deferred income taxes	433.9	389.9
Other noncurrent liabilities	273.6	382.0

Total liabilities	7,030.9	6,930.8

Shareholders’ equity
Common stock	1.4	1.4
Additional paid in capital	4,721.8	4,762.2
Retained earnings	636.1	481.3
Unearned restricted stock compensation	(4.8)	(5.3)
Accumulated other comprehensive income	121.5	122.7

Total shareholders’ equity	5,476.0	5,362.3

Total liabilities and shareholders’ equity	$12,506.9	$12,293.1

Anthem, Inc.

Consolidated Statements of Cash Flows

(Unaudited)

	Three Months Ended March 31
($ In Millions)	2003	2002
Operating activities
Net income	$191.7	$99.8
Adjustments to reconcile net income to net cash provided by operating activities:
Net realized gains on investments	(12.9)	(3.3)
Depreciation, amortization and accretion	56.4	28.5
Deferred income taxes	62.0	13.6
Changes in operating assets and liabilities, net of effect of purchases and divestitures:
Restricted cash and investments	1.6	—
Receivables	(21.4)	(72.6)
Other assets	3.1	(6.2)
Policy liabilities	52.2	118.8
Unearned income	1.9	8.2
Accounts payable and accrued expenses	(114.3)	(85.2)
Other liabilities	23.4	79.6
Income taxes	5.3	2.1

Cash provided by operating activities	249.0	183.3

Investing activities
Purchases of investments	(1,351.5)	(826.2)
Sales or maturities of investments	964.8	730.3
Purchase of subsidiaries, net of cash sold	(1.1)	(10.6)
Proceeds from sale of property and equipment	2.9	0.9
Purchases of property and equipment	(16.7)	(27.9)

Cash used in investing activities	(401.6)	(133.5)

Financing activities
Repurchase and retirement of common stock	(91.0)	—
Proceeds from employee stock purchase plan and exercise of stock options	12.6	—
Adjustment to payments to eligible statutory members in the demutualization	—	0.1

Cash provided by financing activities	(78.4)	0.1

Change in cash and cash equivalents	(231.0)	49.9
Cash and cash equivalents at beginning of period	694.9	406.4

Cash and cash equivalents at end of period	$463.9	$456.3